Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2020

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 28, 2020 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2020 results: The Company’s revenues in the third quarter 2020 were $43.7 million, compared to $43.6 million in the third quarter 2019, an increase of $0.2 million, or 0.4%. For the first nine months 2020, the Company’s revenues were $119.7 million, compared to $120.3 million in the first nine months 2019, a decrease of $0.6 million, or 0.5%. Carthage Crushed Limestone (“Carthage”), which the Company acquired on July 1, 2020 for $8.4 million cash, subject to adjustment, contributed $2.3 million to the Company’s revenues for the third quarter and first nine months 2020.

The increase in revenues in the third quarter 2020, compared to the third quarter 2019, resulted primarily from increased sales volumes of the Company’s lime and limestone products to the Company’s agriculture and roofing customers, principally due to the addition of Carthage, partially offset by decreased demand from the Company’s oil and gas services, environmental, and construction customers. Third quarter 2020 revenues were also favorably impacted by an increase in the average selling prices for the Company’s lime and limestone products.

The decrease in revenues for the first nine months 2020, compared to the first nine months 2019, resulted primarily from reduced sales volumes of the Company’s lime and limestone products due to decreased demand, principally from the Company’s oil and gas services, environmental, and steel customers, partially offset by increased demand from the Company’s construction customers and the additional sales provided by Carthage revenues discussed above, and an increase in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $14.2 million in the third quarter 2020, compared to $13.5 million in the third quarter 2019, an increase of $0.7 million, or 5.2%. Gross profit in the first nine months 2020 was $34.4 million, an increase of $2.5 million, or 7.9%, from $31.9 million in the first nine months 2019. The increases in gross profit in the 2020 periods, compared to the comparable 2019 periods, resulted primarily from the increase in the average selling prices for the Company’s lime and limestone products, lower fuel costs, and increased operating efficiencies associated, in part, with the new kiln at the Company’s St. Clair facility, which began producing commercially saleable quicklime in the second quarter 2019, partially offset by increased costs incurred in the second and third quarters 2020 associated with responding to the COVID-19 pandemic.

Selling, general and administrative (“SG&A”) expenses were $2.9 million in each of the third quarters 2020 and 2019. SG&A expenses were $9.0 million in the first nine months 2020, compared to $8.2 million in the first nine months 2019, an increase of $0.8 million, or 9.3%. The increases in SG&A expenses for the first nine months 2020, compared to the first nine months 2019, resulted primarily from increased personnel expenses, including stock-based compensation, increased legal expenses, including acquisition-related legal fees, and COVID-19 pandemic costs in the second quarter 2020.

The Company’s revenues in the third quarter and first nine months 2020 included $254 thousand and $665 thousand, respectively, from natural gas interests, compared to $294 thousand and $1,001 thousand in the third quarter and first nine months 2019, respectively. The Company’s gross profit in the third quarter and first nine months 2020 included losses of $74 thousand and $386 thousand from natural gas interests, respectively, compared to income of $6 thousand and $50 thousand in the third quarter and first nine months 2019, respectively. In the fourth quarter 2019, the Company assessed the recent trends of revenue, gross profit or loss, and total assets of its natural gas interests and determined that those interests no longer represented a reportable segment.

Income tax expense increased to $1.9 million in the third quarter 2020, compared to $1.1 million in the third quarter 2019. Income tax expense increased to $4.7 million in the first nine months 2020, compared to $3.9 million in the first nine months 2019. For the year ended December 31, 2019, the Company’s effective income tax rate was reduced as a result of research and development tax credits. The Company does not expect a reduction in its income tax rate due to research and development tax credits in 2020.

The Company reported net income of $9.3 million ($1.65 per share diluted) and $21.0 million ($3.72 per share diluted) in the third quarter and first nine months 2020, respectively, compared to $9.9 million ($1.76 per share diluted) and $21.1 million ($3.75 per share diluted) in the third quarter and first nine months 2019, respectively, decreases of $0.6 million, or 5.8%, and $0.1 million, or 0.4%, respectively.

Federal, state, and local governmental responses to the COVID-19 pandemic, which include restrictions requiring social distancing and restrictions on business activities and movement of people in the markets for the Company’s lime and limestone products, began to take effect the last two weeks of March 2020. In the second quarter 2020, the pandemic and related restrictions on business activities resulted in a general economic slowdown, which has disproportionately impacted certain industries that purchase the Company’s products, including oil and gas services, environmental, and steel. In the third quarter 2020, business activity began to resume, and pandemic-related restrictions were eased; however, the recent surge of COVID-19 cases in the United States could impact the economic recovery that has occurred to date. The Company expects a continued slowdown in economic activity as restrictions continue, or even expand, which it anticipates will have an adverse impact on the demand for its lime and limestone products, particularly with respect to its customers in certain industries. In addition, a continued economic slowdown may put downward pressure on the prices the Company is able to realize for its products.

“During the third quarter 2020, we continued to see the negative impact on demand from some of our customers in industries more heavily impacted by the COVID-19 induced economic slowdown, especially oil and gas services and power generation. Our positive results from the third quarter 2020 are the result of the agility of our people as they face constantly evolving challenges presented by the fallout from the COVID-19 pandemic. We will continue to be diligent in controlling our costs and finding ways to further increase operating efficiencies to mitigate some of the adverse effects of the decreases in demand resulting from the pandemic,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on December 11, 2020 to shareholders of record at the close of business on November 20, 2020.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone) and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
INCOME STATEMENTS

Revenues	$43,727	$43,559	$119,714	$120,312
Cost of sales	29,545	30,076	85,298	88,409
Gross profit	$14,182	$13,483	$34,416	$31,903

Selling, general and administrative expenses	$2,909	$2,928	$9,009	$8,240
Operating profit	$11,273	$10,555	$25,407	$23,663
Interest expense	62	61	186	183
Interest and other income, net	(49)	(477)	(400)	(1,459)
Income tax expense	1,936	1,069	4,652	3,876
Net income	$9,324	$9,902	$20,969	$21,063

Income per share of common stock:
Basic	$1.66	$1.76	$3.73	$3.75
Diluted	$1.65	$1.76	$3.72	$3.75
Weighted-average shares outstanding:
Basic	5,630	5,613	5,628	5,612
Diluted	5,641	5,622	5,637	5,620
Cash dividends per share of common stock	$0.160	$0.135	$0.480	$0.405

			September 30,	December 31,
			2020	2019
BALANCE SHEETS
Assets:
Current assets			$113,068	$92,735
Property, plant and equipment, net			156,043	150,687
Other non-current assets			2,596	3,615
Total assets			$271,707	$247,037
Liabilities and Stockholders’ Equity:
Current liabilities			$11,072	$9,459
Deferred tax liabilities, net			21,587	17,218
Other long-term liabilities			2,504	3,228
Stockholders’ equity			236,544	217,132
Total liabilities and stockholders’ equity			$271,707	$247,037

- end -